March 1, 2013

Ms. Nora Everett, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Ms. Everett

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Principal LifeTime 2060 Fund – Institutional Class	$10,000	1,000
Principal LifeTime 2060 Fund – Class J	$10,000	1,000
Principal LifeTime 2060 Fund – Class R-1	$10,000	1,000
Principal LifeTime 2060 Fund – Class R-2	$10,000	1,000
Principal LifeTime 2060 Fund – Class R-3	$10,000	1,000
Principal LifeTime 2060 Fund – Class R-4	$10,000	1,000
Principal LifeTime 2060 Fund – Class R-5	$10,000	1,000
High Yield Fund I – Class A	$10,000	934.579
LargeCap Growth Fund I – Class A	$10,000	950.570

Each share of the Principal LifeTime 2060 Fund has a par value of $0.01 and a price of $10 per share. Each share of High Yield Fund I has a par value of $0.01 and a price of $10.70 per share. Each share of LargeCap Growth Fund I has a par value of $0.01 and a price of $10.52 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL MANAGEMENT CORPORATION

BY __/s/ Michael D. Roughton_________________
Michael D. Roughton
Senior Vice President and Counsel